SCHEDULE 13G

                               (RULE 13D-102)

      INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE
             13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2.


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.   )*


                                 ITXC CORP.
                              (NAME OF ISSUER)


                       COMMON STOCK, $.001 PAR VALUE
                       (TITLE OF CLASS OF SECURITIES)


                                 45069F109
                               (CUSIP NUMBER)


                             DECEMBER 31, 1999
         --------------------------------------------------------
          (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

        |_| Rule 13d-1 (b)
        |_| Rule 13d-1 (c)
        |X| Rule 13d-1 (d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP NO. 45069F109            13G                 PAGE   2   OF   5   PAGES

------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE
       PERSONS (ENTITIES ONLY)
           VOCALTEC COMMUNICATIONS INC.
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|
                                                                (b) |_|
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3      SEC USE ONLY
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4      CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES               5,567,908
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH                - 0 -
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                5,567,908
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                            - 0 -
------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       5,567,908
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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                       |_|
------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       15.5%
------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON
       CO
------------------------------------------------------------------------------



ITEM 1(A)      Name of issuer: ITXC Corp.

ITEM 1(B)      Address of Issuer's Principal Executive Offices:

               600 College Road
               East Princeton, New Jersey 08540

ITEM 2(A)      Name of Person Filing:  VocalTec Communications Inc.

ITEM 2(B)      Address of Principal Business Office or, if None, Residence:
               VocalTec Communications Inc.
               1 Executive Drive
               Suite 320
               Fort Lee, New Jersey 07024

ITEM 2(C)      Citizenship:  Delaware

ITEM 2(D)      Title of Class of Securities: Common Stock, $.001 Par Value

ITEM 2(E)      CUSIP Number: 45069F109

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: Inapplicable.

ITEM 4         OWNERSHIP.

               (a)  Amount beneficially owned: 5,567,908
               (b)  Percent of class: 15.5%
               (c)  Number of shares as to which such person has:
                    (i)   Sole power to vote or to direct the vote:
                          5,567,908
                    (ii)  Shared power to vote or to direct the vote: -0-
                    (iii) Sole power to dispose or to direct the disposition
                          of:  5,567,908
                    (iv) Shared power to dispose or to direct the disposition of: -0-

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Inapplicable.

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT
               ON BEHALF OF ANOTHER PERSON.

               VocalTec Communications Inc., a Delaware corporation, is a subsidiary of VocalTec Communications, Ltd., a corporation organized under the laws of the State of Israel.

ITEM 7         IDENTIFICATION AND CLASSIFICATION OF THE
               SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
               REPORTED ON BY THE PARENT HOLDING COMPANY.

               Inapplicable.

ITEM 8         IDENTIFICATION AND CLASSIFICATION
               OF MEMBERS OF THE GROUP.

               Inapplicable.

ITEM 9         NOTICE OF DISSOLUTION OF GROUP.

               Inapplicable.

ITEM 10        CERTIFICATIONS.

               Inapplicable.


                                 SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 10, 2000
                                    -------------------------------------
                                                   (Date)


                                                /s/ Elon Ganor
                                     ------------------------------------
                                                (Signature)


                                                 Elon Ganor
                                             Chairman of the Board
                                      ------------------------------------
                                                (Name/Title)